Exhibit 10.1

2014 STOCK INCENTIVE PLAN

OF MAGNETEK, INC.

(Approved by the Board of Directors on February 27, 2014 and approved by the Stockholders at the 2014 Annual

Meeting on Aril 30, 2014)

1.	PURPOSE OF THE PLAN

The purpose of this 2014 Stock Incentive Plan of Magnetek, Inc. (this “Plan”) is to enable Magnetek, Inc., a Delaware corporation (the “Company”), to attract, retain and motivate its officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

2.	PERSONS ELIGIBLE UNDER PLAN

Any person who is an officer, employee or consultant of the Company as determined, in its discretion and for purposes only of this Plan, by the Committee (an “Eligible Person”), shall be eligible to be considered for the grant of Awards hereunder. A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 15 of the Plan.

3.	DEFINITIONS

Unless the context otherwise requires, the following terms shall have the meanings set forth below:

(a) “Award” shall mean an Incentive Bonus, Option, Restricted Stock, Restricted Stock Unit, or SAR granted under the Plan.

(b) “Board of Directors” shall mean the entire board of directors of the Company.

(c) “Cause” means a (i) conviction of a felony or misdemeanor involving moral turpitude, or (ii) willful gross neglect or willful gross misconduct in carrying out the Officer’s duties, resulting in material economic harm to the Company or any Successor.

(d) “Change in Control” shall mean the first to occur of the following:

(1) the merger or consolidation of the Company with or into another corporation;

(2) the acquisition, directly or indirectly, by another corporation, person or group, of all or substantially all of the Company’s assets or 40% or more of the Company’s then outstanding voting stock;

(3) the liquidation or dissolution of the Company; or

(4) during any period of 12 consecutive months, individuals who at the beginning of such 12- month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, provided, however, that a Change in Control will not be deemed to have occurred in respect of a merger in which (x) the Company is the surviving corporation, (y) no person or group acquires, directly or indirectly, 40% or more of the Company’s outstanding voting stock and (z) the Shares outstanding prior to the merger remain outstanding thereafter; and provided further, that a merger or consolidation will not be considered a Change in Control if such transaction results only in the reincorporation of the Company in another jurisdiction or its restructuring into holding company form.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee of the Board of Directors constituted as provided in Section 6 of the Plan.

(g) “Company” has the meaning set forth in Section 1 of the Plan.

(h) “Disability” shall mean (i) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(i) “Eligible Person” has the meaning set forth in Section 2 of the Plan.

(j) “Employee” shall mean an individual who is an employee of the Company or a Subsidiary.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Good Reason” shall mean (i) a material diminution in a Participant’s authority or duties, (ii) a material reduction in a Participant’s base salary (excluding, however, any reduction made in connection with, and proportionate to, a Company-wide reduction), or (iii) a material change in a Participant’s location of employment (excluding any required relocation within a 50-mile radius of such location of employment); provided, however, that the Participant has given notice of the existence of the good reason condition within 90 days of its occurrence, and the Company has been given at least 30 days to remedy the condition and has failed to do so.

(m) “Grant Value” of a SAR means the dollar value assigned to the SAR by the Committee on the date the SAR is granted under the Plan.

(n) “Incentive Bonus” means a bonus opportunity awarded under Section 10 of the Plan pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Incentive Bonus Agreement.

(o) “Incentive Bonus Agreement” shall mean the agreement whereby the Company’s grant of an Incentive Bonus to a Participant is confirmed.

(p) “Incentive Stock Option” shall mean an option to purchase Shares which complies with the provisions of Section 422 of the Code.

(q) “Market Price” shall mean the closing sale price of a Share on the NASDAQ Global Select Market; provided, however, if a Share is not susceptible of valuation by the above method, the term “Market Price” shall mean the fair market value of a Share as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(r) “NASDAQ Global Select Market” means the NASDAQ Global Select Market or such other stock exchange or quotation system on which Shares are listed or quoted.

(s) “Nonqualified Stock Option” shall mean an option to purchase Shares which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Section 7 of the Plan.

(t) “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(u) “Option Agreement” shall mean the agreement whereby the Company’s grant of an Option to a Participant is confirmed.

(v) “Participant” has the meaning set forth in Section 2 of the Plan.

(w) “Plan” has the meaning set forth in Section 1 of the Plan.

(x) “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) Adjusted EBITDA (operating profit adjusted to exclude non-cash expenses of depreciation, amortization, pension expense, stock compensation expense and management incentive cash compensation plan provisions), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or sales, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) overhead or other expense reduction, (q) share price, (r) average working capital as a percentage of sales and (s) required pension contributions. The Committee may specify any reasonable definition of the Qualifying Performance Criteria it uses at the time the goals for such Qualifying Performance Criteria goals are set. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in the audited financial statements of the Company for the applicable year.

(y) “Restricted Period” has the meaning set forth in Section 8(b) of the Plan.

(z) “Restricted Stock” shall mean Shares granted to a Participant by the Committee which are subject to restrictions imposed under Section 8 of the Plan.

(aa) “Restricted Stock Agreement” shall mean the agreement whereby the Company’s grant of shares of Restricted Stock to a Participant is confirmed.

(bb) “Restricted Stock Unit” shall mean shall mean a right to receive one Share from the Company in accordance with, and subject to, Section 8 of the Plan.

(cc) “Restricted Stock Unit Agreement” shall mean the agreement whereby the Company’s grant of Restricted Stock Units to a Participant is confirmed.

(dd) “SAR” shall mean a stock appreciation right with respect to one Share granted under Section 9 of the Plan.

(ee) “SAR Agreement” shall mean the agreement whereby the Company’s grant of SARs to a Participant is confirmed.

(ff) “Share” or “Shares” shall mean the $0.01 par value of common stock of the Company.

(gg) “Subsidiary” shall mean any subsidiary entity of the Company, including without limitation, a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

(hh) “Successor” means any acquiror of all or substantially all of the stock, assets or business of the Company.

(ii) “Valuation Date” has the meaning set forth in Section 9(e) of the Plan.

Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

4.	ELIGIBILITY AND AWARDS AVAILABLE UNDER THE PLAN

(a) Eligible Persons shall be eligible to receive Incentive Bonuses, Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, and SARs under the Plan. In determining the Eligible Persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, and other such factors as the Committee in its discretion shall deem relevant.

(b) The Committee shall have sole authority in its discretion, but always subject to the express provisions of the Plan and applicable law, to determine the Eligible Persons to whom Awards are granted under the Plan and the terms and provisions of each such Award, and to make all other determinations and interpretations deemed necessary or advisable for the administration of the Plan. The Committee’s determination of the foregoing matters shall be conclusive and binding on the Company, all Participants and all other persons.

(c) A Participant may be granted additional Awards under the Plan if the Committee shall so determine subject to the limitations contained in Section 5.

5.	SHARES RESERVED UNDER PLAN

(a) The aggregate number of Shares which may be issued under the Plan pursuant to the exercise of Options and SARs, the payment of Incentive Bonuses, the grant of Restricted Stock, and pursuant to the settlement of Restricted Stock Units shall not exceed 190,000 Shares, which may be treasury Shares or authorized but unissued

Shares, or a combination of the two, subject to adjustment as provided in Section 12 hereof. For the purposes of computing how many Shares remain available for Awards under the Plan, each Share issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit set forth above as 1.5 Shares for every one Share issued in connection with such Award. Any Share issued in connection with the exercise of an Option or a Stock Appreciation Right shall be counted against the Shares available for grant as one Share. For purposes of determining the maximum number of Shares available for issuance under the Plan, (1) any Shares which have been issued as Restricted Stock which are forfeited to the Company shall be treated, following such forfeiture, as Shares which have not been issued; (2) upon the exercise of a SAR or Option granted under the Plan, the full number of SARs or Options exercised at such time shall be treated as Shares issued under the Plan, notwithstanding that a lesser amount of Shares or cash representing Shares may have been actually issued or paid upon such exercise. For the sake of clarity, Shares withheld to satisfy taxes and Shares used to exercise an Option or SAR, either directly or by attestation, shall be treated as issued hereunder, and if an Option is exercised by using the net exercise method in accordance with Section 7(f)(4), the gross number of Shares for which the Option is exercised shall be treated as issued for purposes of counting the Shares available for issuance under this Plan, not just the net Shares issued to the Participant after reduction for the exercise price and any required withholding tax. Further, for the avoidance of doubt, any Shares purchased by the Company using proceeds from Option exercises shall not be included in the number of Shares available under this Plan.

(b) No individual Participant shall be eligible to receive grants of Options and SARs for more than an aggregate of 45,000 Shares during any calendar year (subject to adjustment as provided in Section 12 hereof).

(c) The aggregate number of shares of Restricted Stock, plus the number of Restricted Stock Units granted to any one Participant during any calendar year shall be limited to 30,000 (subject to adjustment as provided in Section 12 hereof and excluding any such Awards which may vest based on the continued performance of services only, e.g., time-based vested Restricted Stock or Restricted Stock Units).

(d) In no event shall the number of Shares issued pursuant to the exercise of Incentive Stock Options exceed 190,000 Shares (subject to adjustment as provided in Section 12 hereof).

6.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. Except as otherwise determined by the Board of Directors, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Exchange Act by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements. The Board of Directors shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

7.	OPTIONS

Options granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall determine, including the following:

(a) Types of Options. An Option to purchase Shares granted pursuant to this Plan shall be specified to be either an Incentive Stock Option or a Nonqualified Stock Option. Any grant of an Option shall be confirmed by the execution of an Option Agreement. An Option Agreement may include both an Incentive Stock Option and a Nonqualified Stock Option, provided each Option is clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

(b) Maximum Annual Grant of Incentive Stock Options to Any Participant. The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under this Plan (and under all other plans of the Company or any Subsidiary) shall not exceed $100,000 or any lower limit set forth in the Code from time to time.

(c) Option Exercise Price. The per share purchase price of the Shares under each Option granted pursuant to this Plan shall be determined by the Committee but shall in all cases be equal to or greater than the Market Price per Share on the date of grant of such Option.

(d) Exercise. An Option Agreement may provide for exercise of an Option in such amounts and at such times as shall be specified therein; provided, however, except as provided in Section 7(g), below, or as otherwise determined by the Committee, no Option granted to an Employee may be exercised unless that person is then in the employ of the Company or a Subsidiary and shall have been continuously so employed since its date of grant. Except as otherwise permitted by the Committee, an Option shall be exercisable by a Participant giving written notice of exercise to the Secretary of the Company accompanied by payment of the required exercise price.

(e) Vesting. Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the Committee. The Committee shall have the right to make the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Committee.

(f) Payment of Exercise Price. The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Agreement or at the time of exercise of an Option: (1) cash or certified or cashiers’ check, (2) Shares held by the Participant for such period of time as the Committee may specify, (3) other property deemed acceptable by the Committee, (4) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, or (5) any combination of (1) through (4).

(g) Cessation of Employee Status. With respect to Participants who are Employees, except as determined otherwise by the Committee at the time of grant:

(1) Any Participant who ceases to be an Employee due to Disability shall have one year from the date of such cessation to exercise any Option granted hereunder as to all or part of the Shares subject to such Option; provided, however, that no Option shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be an Employee, he or she then has a present right to exercise such Option;

(2) In the event of the death of an Employee while an Employee, any Option, as to all or any part of the Shares subject to such Option, granted to such Employee shall be exercisable:

(A) for one year after the Employee’s death, but in no event subsequent to ten years from its date of grant;

(B) only (i) by the deceased Employee’s designated beneficiary (such designation to be made in writing at such time and in such manner as the Committee shall approve or prescribe), or, (ii) if the deceased Employee dies without a surviving designated beneficiary, by the personal representative, Committee, or other representative of the estate of the deceased Employee, or (iii) by the person or persons to whom the deceased Employee’s rights under the Option shall pass by will or the laws of descent and distribution; and

(C) only to the extent that the deceased Employee would have been entitled to exercise such Option on the date of the Employee’s death.

(3) An Employee or former Employee who holds an Option who has designated a beneficiary for purposes of Section 7(g)(2)(B)(i), above, may change such designation at any time, by giving written notice to the Committee, subject to such conditions and requirements as the Committee may prescribe in accordance with applicable law.

(4) If a Participant ceases to be an Employee for any other reason except termination of employment for Cause, then any Option, as to all or any part of the Shares subject to such Option, granted to such Employee shall be exercisable for three months after such cessation in the case of an Employee who was not an executive officer on the grant date, or one year after such cessation in the case of an Employee who was an executive officer on the grant date; provided, however, that no Option shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be an Employee, he or she then has a present right to exercise such Option.

(5) If a person ceases to be an Employee because of a termination of employment for Cause, to the extent an Option is not effectively exercised prior to such cessation, it shall lapse immediately upon such cessation.

(h) Term of Options. In no event shall an Option be exercisable after the ten-year anniversary of the grant of such Option. Every Option that has not been exercised within ten years of its date of grant shall lapse upon the expiration of said ten-year period unless it shall have lapsed at an earlier time.

(i) Nature of Options. No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Options granted hereunder, or any right to exercise any of the rights or privileges of a shareholder (including, but not limited to, voting rights or entitlement to dividends) with respect to any Options until Shares are issued in connection with any exercise.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock or Restricted Stock Units granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall determine, including the following:

(a) Grants. The terms of any grant of Restricted Stock or Restricted Stock Units shall be confirmed by the execution of a Restricted Stock Agreement or a Restricted Stock Unit Agreement.

(b) Restrictions on Restricted Stock. Restricted Stock may not be sold, assigned, conveyed, donated, pledged, transferred or otherwise disposed of or encumbered for the period determined by the Committee (the “Restricted Period”), subject to the provisions of this Section 8. In the event that a Participant shall sell, assign, convey, donate, pledge, transfer or otherwise dispose of or encumber the Restricted Stock, said Restricted Stock shall, at the Committee’s option, and in addition to such other rights and remedies available to the Committee (including the right to restrain or set aside such transfer), be forfeited to the Company upon written notice to the transferee thereof at any time within ninety (90) days after its discovery of such transaction.

(c) Vesting Conditions. The Committee shall determine the conditions under which Restricted Stock or Restricted Stock Units shall vest, including the satisfaction of performance criteria or the continuation of employment or services for the Company. The Committee may set vesting conditions based upon the achievement of specific performance objectives, the continued employment of a Participant, or both. For purposes of qualifying Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee may set performance conditions based upon the achievement of Qualifying Performance Criteria. In such event, the Qualifying Performance Criteria shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code and the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under Section 162(m) of the Code, including, without limitation, written certification by the Committee that the performance objectives and other applicable conditions have been satisfied before the Restricted Period shall end or the Restricted Stock Units are paid.

(d) Cessation of Employee Status. With respect to Participants who are Employees, except as determined otherwise by the Committee at the time of grant, if a Participant ceases to be an Employee for any reason, all Restricted Stock and unvested Restricted Stock Units held by such Participant shall be forfeited to the Company.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable, or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(f) No Rights as Stockholders for Participants Holding Restricted Stock Units. No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Restricted Stock Units granted hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any Restricted Stock Units or any Shares distributable with respect to any Restricted Stock Units until such Shares are so distributed.

(g) Dividends and Distributions with Respect to Restricted Stock. Except as otherwise provided by the Committee, a Participant who holds Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock, if any, until the Restricted Stock is forfeited or otherwise transferred back to the Company. Dividends payable by the Company to public stockholders in cash shall, with respect to any unvested shares of Restricted Stock, be paid in cash on or about the date such dividends are payable to public stockholders, subject to any applicable tax withholding requirements.

(h) Distribution of Shares with Respect to Restricted Stock Units. Each Participant who holds Restricted Stock Units shall be entitled to receive from the Company one Share for each Restricted Stock Unit, as adjusted from time to time in the manner set forth in Section 12, below. However, the Company, as determined in the sole discretion of the Committee at the time of grant, shall be entitled to settle its obligation to deliver Shares by instead making a payment of cash substantially equal to the fair market value of the Shares it would otherwise be obligated to deliver, or by the issuance of a combination of Shares and cash, in the proportions determined by the Committee, substantially equal to the fair market value of the Shares the Company would otherwise be obligated to deliver. The fair market value of a Share for this purpose will mean the Market Price on the business day immediately preceding the date of the cash payment. Except as otherwise determined by the Committee at the time of the grant, Restricted Stock Units shall vest and Shares shall be distributed to the Participant in respect thereof as of the vesting date; provided, however, if any grant of Restricted Stock Units to a Participant who is subject to U.S. federal income tax is nonqualified deferred compensation for purposes of Section 409A of the Code, cash or Shares shall only be distributed in a manner such that Section 409A of the Code will not cause the Participant to become subject to penalties and/or interest thereunder; and provided further that no cash or Shares shall be distributed in respect of Restricted Stock Units prior to the date on which such Restricted Stock Unit vests.

(i) Dividends and Distributions with Respect to Restricted Stock Units. Except as otherwise provided by the Committee, a Participant who holds Restricted Stock Units shall not be entitled to receive any dividends, dividend equivalents, or other distributions paid with respect to Shares.

9.	SARS

Each SAR granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall determine, including the following:

(a) Grants. The terms of any grant of SARs shall be confirmed by the execution of a SAR Agreement.

(b) Grant Value. The Grant Value of each SAR granted pursuant to this Plan shall be determined by the Committee and shall in all cases be equal to or greater than the Market Price per Share on the date of grant of such SAR.

(c) Exercise. An SAR Agreement may provide for exercise of a SAR by a Participant in such amounts and at such times as shall be specified therein. Except as otherwise permitted by the Committee, a SAR shall be exercisable by a Participant by such Participant giving written notice of exercise to the Secretary of the Company.

(d) Vesting. SARs shall be exercisable at such times and in such installments during the period prior to the expiration of the SAR term as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any SAR granted under this Plan subject to such performance requirements as deemed appropriate by the Committee.

(e) Rights on Exercise. A SAR shall entitle the Participant to receive from the Company that number of full Shares having an aggregate Market Price, as of the business day immediately preceding the date of exercise (the “Valuation Date”), substantially equal to (but not more than) the excess of the Market Price of one Share on the Valuation Date over the Grant Value for such SAR as set forth in the applicable SAR Agreement, multiplied by the number of SARs exercised. However, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of a SAR by the payment of cash substantially equal to the excess of the Market Price of one share on the Valuation Date over the Grant Value for such SAR as set forth in the applicable SAR Agreement, multiplied by the number of SARs exercised or by the issuance of a combination of Shares and cash, in the proportions determined by the Committee, substantially equal to the excess of the Market Price of one share on the Valuation Date of the Shares over the Grant Value for such SAR as set forth in the applicable SAR Agreement, multiplied by the number of SARs exercised.

(f) Term of SARs. In no event shall a SAR be exercisable after the ten-year anniversary of the grant of such SAR. Every SAR that has not been exercised within ten years of its date of grant shall lapse upon the expiration of said ten-year period unless it shall have lapsed at an earlier date.

(g) Cessation of Employee Status. With respect to Participants who are Employees, except as determined otherwise by the Committee at the time of grant:

(1) Any Participant who ceases to be an Employee due to Disability shall have one year from the date of such cessation to exercise any SAR granted hereunder; provided, however, that no SAR shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the Participant ceases to be an Employee, he or she then has a present right to exercise such SAR.

(2) In the event of the death of an Employee while an Employee, any SAR granted to such Employee shall be exercisable:

(A) For one year after the Employee’s death, but in no event later than ten years from its date of grant;

(B) only (i) by the deceased Employee’s designated beneficiary (such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe), (ii) if the deceased Employee dies without a surviving designated beneficiary, by the personal representative, administrator, or other representative of the estate of the deceased Employee, or (iii) by the person or persons to whom the deceased Employee’s rights under the SAR shall pass by will or the laws of descent and distribution; and

(C) only to the extent that the deceased Employee would have been entitled to exercise such SAR on the date of the Employee’s death.

(3) An Employee or former Employee who holds a SAR who has designated a beneficiary for purposes of Section 9(g)(2)(B)(i), above, may change such designation at any time, by giving written notice to the Administrator, subject to such conditions and requirements as the Administrator may prescribe in accordance with applicable law.

(4) If a Participant ceases to be an Employee for any other reason except termination of employment for Cause, then any SAR granted to such Employee shall be exercisable for three months after such cessation in the case of an Employee who was not an executive officer on the grant date, or one year after such cessation in the case of an Employee who was an executive officer on the grant date; provided, however, that no SAR shall be exercisable subsequent to ten years after its date of grant, and provided further that on the date the person ceases to be an Employee, he or she then has a present right to exercise such SAR.

(5) If a person ceases to be an Employee because of a termination of employment for Cause, to the extent an SAR is not effectively exercised prior to such cessation, it shall lapse immediately upon such cessation.

(h) Nature of SARs. No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any SARs granted hereunder, or any right to exercise any of the rights or privileges of a shareholder (including, but not limited to, voting rights or entitlement to dividends) with respect to any SARs until Shares are issued in connection with any exercise.

10.	INCENTIVE BONUSES

Each Incentive Bonus granted under this Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall determine, including the following:

(a) Incentive Bonuses in General. Each Award of an Incentive Bonus will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of one year or greater.

(b) Incentive Bonus Agreement. The terms of any grant of an Incentive Bonus shall be confirmed by the execution of an Incentive Bonus Agreement. Each Incentive Bonus Agreement shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Award of an Incentive Bonus granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed $1,000,000.

(c) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Award of an Incentive Bonus, which criteria may be based on financial performance, personal performance evaluations, or both. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award of an Incentive Bonus is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(d) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus, provided that the timing of such payment shall satisfy an exception to Code Section 409A or, if no such exception is available, the timing of such payment shall comply with the requirements of Code Section 409A. Payment for any Incentive Bonus shall be made in cash, Shares or a combination thereof as determined by the Committee.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any Qualifying Performance Criteria, the amount paid under an Award of an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

11.	LAWS AND REGULATIONS

Each Incentive Bonus Agreement, Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, and SAR Agreement shall contain such representations, warranties and other terms and conditions as shall be necessary in the opinion of counsel to the Company to comply with all applicable federal and state securities laws. The Company shall have the right to delay the issue or delivery of any Shares under the Plan until (a) the completion of such registration or qualification of such Shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (b) receipt from the Participant of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification.

12.	ADJUSTMENT PROVISIONS

(a) Share Adjustments. In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class are issued in respect of the outstanding Shares, or the Shares are changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the total number of Shares authorized to be offered in accordance with Section 5 and the other limitations contained in Section 5, the number of Shares subject to each outstanding Option, the number of Shares of Restricted Stock then held by each Participant, the number of shares to which each then outstanding SAR relates, the number of shares to which each outstanding Award of Restricted Stock Unit relates, the exercise price applicable to each outstanding Option and the Grant Value of each outstanding SAR shall be appropriately adjusted as determined by the Committee.

(b) Binding Effect. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 12 shall be conclusive and binding on all Participants and all other persons.

13.	CORPORATE TRANSACTIONS OR CHANGES IN CONTROL

(a) Merger, Consolidation or Reorganization. In the event of the consummation of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board of Directors, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (1) or (2) below:

(1) Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that, for Options or SARs, the excess of the aggregate Market Price of the Shares subject to such Award immediately before such substitution over the exercise price or Grant Value thereof, if any, is not more than the excess of the aggregate fair market value of the substituted shares made subject to such Award immediately after such substitution over the exercise price thereof, if any; or

(2) The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the property (including cash) received by the holder of a Share as a result of such event over (ii) the exercise price of such Option or Grant Value of such SAR, multiplied by the number of shares subject to such Award (including any unvested portion). In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a Share as a result of such event (including payment for any unvested portion). No payment shall be made to a Participant for any Option or SAR if the exercise price for such Option or Grant Value of such SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event. Unless the particular Award Agreement provides otherwise, determination of any payment under this Section 13(a)(2) for an Award that is subject to Qualifying Performance Criteria shall be based upon achievement at the target level of performance.

(b) Effect of Change in Control upon Certain Awards. Except as otherwise determined by the Committee, or except where a Participant’s entitlement to an Award is subject to Qualifying Performance Criteria, upon a Participant’s involuntary termination of employment without Cause or a voluntary termination of the Participant’s employment for Good Reason within twelve months following a Change in Control, all Awards will become fully vested, and for Options, immediately exercisable. In the case of an Award under which a Participant’s entitlement to the Award is subject to the achievement of Qualifying Performance Criteria, except as otherwise determined by the Committee, upon the occurrence of a Change in Control, the Participant shall be deemed to have satisfied the Qualifying Performance Criteria at the target level of performance and such Award shall continue to vest based upon the time-based service vesting criteria, if any, to which the Award is subject. For Awards described in the preceding sentence that are assumed or maintained by the acquiring or surviving company following a Change in Control, except as otherwise determined by the Committee, upon a Participant’s involuntary termination of employment without Cause or a voluntary termination of the Participant’s employment for Good Reason within twelve months following a Change in Control, the time-based service vesting criteria shall be deemed satisfied at the time of such termination. Other than as specifically set forth in this Section 13, following a Change in Control, Awards shall continue to be subject to any time-based vesting criteria or forfeiture provisions to which such Awards were subject prior to the Change in Control.

14.	TAXES

(a) Incentive Bonuses. The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the payment of an Incentive Bonus.

(b) Options and SARs. The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the grant, vesting or exercise of any Option or SAR, and the Company may defer making delivery with respect to cash and/or Shares obtained pursuant to exercise of any Option or SAR until arrangements satisfactory to it have been made with respect to any such withholding obligations. Except as otherwise provided by the Committee, a Participant exercising an Option or SAR may, at his or her election, satisfy his or her obligation for payment of required withholding taxes by having the Company retain a number of Shares having an aggregate value (based on the opening sale price per Share on the NASDAQ Global Select Market on the date the Option or SAR is exercised) equal to the amount of the required withholding tax.

(c) Restricted Stock. The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the issuance of or lapse of restrictions on Restricted Stock, and the Company may defer the delivery of any Shares or Share certificates until arrangements satisfactory to the Committee shall have been made with respect to any such withholding obligations. Except as otherwise provided by the Committee, a Participant may, at his or her election, satisfy his or her obligation for payment of required withholding taxes with respect to Restricted Stock by delivering to the Company a number of Shares which were Restricted Stock upon the lapse of restrictions, or Shares already owned, having an aggregate value (based on the opening sale price per Share on the NASDAQ Global Select Market on the date the Shares are withheld) equal to the amount of the required withholding tax.

(d) Restricted Stock Units. The Company shall be entitled to pay and withhold from any amounts payable by the Company to a Participant the amount of any tax which it believes is required as a result of the grant or vesting of any Restricted Stock Units or the distribution of any Shares or cash payments with respect to Restricted Stock Units, and the Company may defer making delivery of Shares with respect to Restricted Stock Units until arrangements satisfactory to the Committee have been made with respect to any such withholding obligations. Except as otherwise provided by the Committee, a Participant who holds Restricted Stock Units may, at his or her election, satisfy his or her obligation to pay the required withholding taxes by having the Company withhold from the number of Shares distributable, if any, a number of Shares having an aggregate value (based on the opening sale price per Share on the NASDAQ Global Select Market on the date the Shares are withheld) equal to the amount of the required withholding tax.

15.	TRANSFERABILITY

Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred for value in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution or pursuant to a “domestic relations order,” as defined in the Code. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

16.	EFFECTIVENESS OF THE PLAN

The Plan, as approved by the Committee and the Board of Directors, shall become effective as of the date of such approval, subject to ratification of the Plan by the vote of the stockholders.

17.	TERMINATION AND AMENDMENT

Unless the Plan is earlier terminated as hereinafter provided, no Award shall be granted after the ten-year anniversary of the effective date of the Plan, as provided in Section 156. The Board of Directors may terminate the Plan or make such modifications or amendments to the Plan as it shall deem advisable, including, but not limited to, such modifications or amendments as it shall deem advisable in order to conform to any law or regulation applicable to the Plan; provided, however, that the Board of Directors may not, without further approval of the holders of a majority of the Shares voted at any meeting of stockholders at which a quorum is present and voting, adopt any amendment to the Plan for which stockholder approval is required under tax, securities or any other applicable law or the listing standards of the NASDAQ Global Select Market (or if the Shares are not then listed on the NASDAQ Global Select Market, the listing standards of such other exchange or inter-dealer quotation system on which the Shares are listed). Except to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code with respect to Awards that are treated as nonqualified deferred compensation thereunder, no termination, modification or amendment of the Plan may, without the consent of the Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

Except as otherwise provided in this Plan, the Committee may amend an outstanding Award or any Incentive Bonus Agreement, Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, or SAR Agreement; provided, however, that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, (i) would not materially and adversely affect the Participant or (ii) where applicable, is required in order for the Participant to avoid becoming subject to penalties and/or interest under Section 409A of the Code. The Committee may also modify or amend the terms of any Award granted under the Plan for the purpose of complying with, or taking advantage of, income or other tax or legal requirements or practices of foreign countries which are applicable to Participants. However, notwithstanding any other provision of the Plan, the Committee may not reduce the exercise price of any outstanding Option or SAR, whether through amendment, cancellation and replacement grants, or any other means without stockholder approval, except in the event of a corporate transaction involving the Company, as authorized under Section 12 or 13 of the Plan.

18.	OTHER BENEFIT AND COMPENSATION PROGRAMS

Payments and other benefits received by an Employee under an Award granted pursuant to the Plan shall not be deemed a part of such Employee’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary unless expressly so provided by such other plan, contract or arrangement, unless required by law, or unless the Committee expressly determines otherwise.

19.	FORFEITURE OF AMOUNTS PAID UNDER THE PLAN

The Company shall have the right to require any Participant to forfeit and return to the Company any Award made to the Participant pursuant to this Plan (or amounts realized thereon) consistent with its Incentive Compensation Policy or any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission Rule, as such policy is amended from time to time.

20.	NO RIGHT TO EMPLOYMENT

The Plan shall not confer upon any person any right with respect to continuation of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate any person’s employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

21.	GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.